Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2010 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the composition of reportable segments discussed in Note 11, which is as of May 13, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Chevron Corporation’s Current Report on Form 8-K dated May 13, 2010.
/s/ PRICEWATERHOUSECOOPERS LLP
San Francisco, California
December 9, 2010